Exhibit 5.1
[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]
April 4, 2011
Elster Group SE
Frankenstrasse 362
45133 Essen
Germany
Ladies and Gentlemen:
     We are acting as special German counsel to Elster Group SE (the “Company”), a European public limited liability company (Societas Europaea) organized under the laws of Germany, in connection with the proposed offer and sale of American Depositary Shares (the “ADSs”), each representing an ownership interest of one-fourth of an ordinary registered share of the Company with a nominal value of €1.00 per share, the underlying shares (the “Shares”) consisting of ordinary shares from the holdings of Rembrandt Holdings S.A., including to cover over-allotments, if any.
     This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 filed by the Company with the Securities and Exchange Commission on March 21, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).
     In arriving at the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (a) the Registration Statement;
     (b) the articles of association (Satzung) of the Company as in effect on the date hereof;
     (c) an excerpt from the commercial register (Handelsregister) in Essen, Germany, with respect to the Company; and
     (d) such other documents and corporate records of the Company and such other instruments and certificates of officers and representatives of the Company and such other persons as we deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:
     (i) The authenticity of all documents submitted to us as originals;

     (ii) the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;
     (iii) the genuineness of all signatures on all documents submitted to us;
     (iv) that any natural person signing any agreement, instrument or other document was legally competent at the time of execution; and
     (v) the accuracy as to factual matters of each document we have reviewed.
     On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
     1. The Company is a European public limited liability company (Societas Europaea) duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Essen, Federal Republic of Germany, and validly existing under the laws of the Federal Republic of Germany.
     2. The Shares are duly authorized, validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters” of the prospectus contained in part I of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON LLP
By:	/s/ Hanno Sperlich
Hanno Sperlich, a Partner

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